UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): June 7, 2019

Neiman Marcus Group LTD LLC

(Exact Name of Registrant as Specified in Charter)

Delaware	333-133184-12	20-3509435
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

One Marcus Square
1618 Main Street
Dallas, Texas 75201

(Address of Principal Executive Offices and Zip Code)

Registrant’s Telephone Number, Including Area Code: (214) 743-7600

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communication pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communication pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
N/A	N/A	N/A

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry Into a Material Definitive Agreement.

On June 7, 2019 (the “Settlement Date”), Neiman Marcus Group LTD LLC, a Delaware limited liability company (the “Company”) completed a comprehensive set of previously announced transactions (collectively, the “Recapitalization Transactions”) to among other things, extend the maturities of the Company’s existing debt obligations by three years. On June 10, 2019, the Company issued a press release announcing the completion of the Recapitalization Transactions which is attached hereto as Exhibit 99.1 and is incorporated herein by reference. The material terms of the Recapitalization Transactions are summarized herein.

Amendment to Senior Secured Term Loan Facility

On the Settlement Date, the Company amended the credit agreement governing its existing senior secured term loan facility (as amended, the “Amended Term Loan Facility”) pursuant to that certain Extension Amendment and Amendment No. 2 to Credit Agreement (the “Extension Amendment”), by and among, inter alios, the Company, Mariposa Intermediate Holdings LLC, a Delaware limited liability company and the direct parent of the Company (“Holdings”), The Neiman Marcus Group LLC, a Delaware limited liability company and direct, wholly-owned subsidiary of the Company (“TNMG LLC”) and The NMG Subsidiary LLC, a newly formed Delaware limited liability company and direct, wholly-owned subsidiary of TNMG LLC (the “NMG Subsidiary”), as co-borrowers, the lenders from time to time party thereto and Credit Suisse AG, Cayman Islands Branch, as Administrative Agent and Collateral Agent (in such Capacities, the “Term Loan Agent”), to convert the existing term loans outstanding thereunder (the “Existing Term Loans”) into extended term loans with an extended maturity date of October 25, 2023 (the “Extended Term Loans”). In connection with the Extension Amendment and Amended Term Loan Facility, approximately $2,775.4 million aggregate principal amount of Existing Term Loans were converted into Extended Term Loans by consenting term lenders, representing approximately 99.5% of the total outstanding principal amount of Existing Term Loans. After giving effect to the partial paydown described below, approximately $2,248.5 million of Extended Term Loans and approximately $12.7 million of Existing Term Loans remain outstanding under the Amended Term Loan Facility. Upon consummation of the amendment, an upfront fee of (i) 125 bps (calculated on a post-paydown basis) was paid to the initial consenting term lenders who executed the previously announced Transaction Support Agreement by March 25, 2019 and (ii) 25 bps (calculated on a post-paydown basis) was paid to consenting term lenders who executed the Transaction Support Agreement or a joinder thereto by April 6, 2019. In connection with the Extension Amendment, the Company paid such fees to the consenting term lenders of approximately $21.1 million.

The Extended Term Loans accrue interest at the option of each consenting term lender of either (a) LIBOR plus 6.00% per annum (subject to a 1.50% per annum floor) or ABR plus 5.00% per annum (subject to a 2.50% per annum floor), in each case payable in cash, or (b) LIBOR plus 5.50% per annum (subject to a 1.50% per annum floor) or ABR plus 4.50% per annum (subject to a 2.50% per annum floor), in each case payable in cash, plus 1.00% per annum paid-in-kind, subject to the terms of the Amended Term Loan Facility. The Amended Term Loan Facility also provides for increased amortization payments for Extended Term Loans at 1.50% per annum payable in equal quarterly installments of 0.375% per annum, less certain mandatory and voluntary prepayments, with the remaining balance due at maturity.

In addition, (i) TNMG LLC and the NMG Subsidiary were added as co-borrowers under the Amended Term Loan Facility (ii) the Extended Term Loans are guaranteed by Holdings and all of the co-borrowers’ current and future domestic subsidiaries and future foreign subsidiaries, (iii) the Extended Term Loans are secured by an enhanced collateral package (as described below), (iv) Holdings, the Company and its subsidiaries are subject to substantially the same covenants as they were under the existing senior secured term loan facility but with additional restrictions, and (v) the Extended Term Loans are non-callable during the first year following the Settlement Date subject to a customary make-whole premium (using a discount rate set at the treasury rate plus 0.5% per annum). On or after the first anniversary of the Settlement Date, the Company may prepay the Extended Term Loans, in whole or in part, at any time, subject to an annual prepayment premium equal to (a) 2.0% of the principal amount prepaid if made before the second anniversary of the Settlement Date and (b) 1.0% of the principal amount prepaid if made after the second anniversary of the Settlement Date but before the third anniversary of the Settlement Date. Thereafter, no prepayment premium is applicable. The key terms of the Existing Term Loans held by lenders that do not participate in the conversion of such Existing Term Loans into Extended Term Loans pursuant to the Term Loan Facility Amendment remain unchanged.

As more fully described in the Amended and Restated Term Loan Guarantee and Collateral Agreement, by and among Holdings, the Company, the grantors and guarantors party thereto and the Agent, the obligations with respect to the Extended Term Loans under the Amended Term Loan Facility and the guarantees of those obligations (other than the guarantees provided by Extended Term Loan PropCo (as defined below) and Notes PropCo) are secured by the following additional collateral: (i) a first priority security interest in certain future foreign assets, intercompany debt and certain additional equity interests of new subsidiary guarantors, subject to clause (iv) below, (ii) a first-priority security interest in, and mortgages on, substantially all of the Company’s, the co-borrowers’ and any subsidiary guarantors’ owned real estate interests and the real estate leasehold interests and other real property interests related to full-line Neiman Marcus or Bergdorf Goodman stores or warehouses or distribution centers other than the Notes Priority Real Estate Collateral (as defined below) (the “New Term Priority Real Estate Collateral”), (iii) a first-priority security interest in the equity interests of NMG Term Loan PropCo LLC, a new special purpose entity that is a subsidiary of the Company (“Extended Term Loan PropCo”) formed solely to hold certain real estate leases constituting New Term Priority Real Estate Collateral that cannot be mortgaged directly to secure the Amended Term Loan Facility (the collateral described in the foregoing subclauses (i) through (iii), collectively, the “New Term Priority Assets”), and (iv) a third-priority security interest in the Notes Priority Real Estate Collateral and the equity interests in Notes PropCo (as defined below), subject to the “call right” described below.

Immediately following certain amendments contemplated by the Extension Amendment and the Amended Term Loan Facility and the conversion of Existing Term Loans into Extended Term Loans, $526.9 million aggregate principal amount of the Extended Term Loans were prepaid, on a pro rata basis, in cash at par, subject to adjustment pursuant to the terms of the Amended Term Loan Facility, with the net cash proceeds from the issuance of the New Second Lien Notes (as defined below), cash on hand, and other sources of liquidity.

The foregoing summary is not intended to be a complete description and is qualified in its entirety by reference to the full text of the Extension Amendment and the Amended and Restated Term Loan Guarantee and Collateral Agreement, which are attached hereto as Exhibits 10.1 and 10.2, respectively, and are incorporated herein by reference.

Amended Asset-Based Revolving Credit Facility.

On June 7, 2019, the Company entered into an amendment to the credit agreement governing the Company’s asset-based revolving credit facility, by and among the Company, Holdings and the NMG Subsidiary, as co-borrowers together with other co-borrowers party thereto, the guarantors party thereto, the lenders from time to time party thereto and Deutsche Bank AG New York Branch, as Administrative Agent and Collateral Agent (the “ABL Agent”), and the other parties party thereto from time to time (as amended, the “Amended Asset-Based Revolving Credit Facility”), which expanded the collateral package securing the Company’s and the other guarantors’ obligations thereunder to include (i) a fourth-priority security interest on the New Term Priority Assets granted in favor of the Extended Term Loans under the Amended Term Loan Facility, (ii) a fifth-priority unsecured guarantee by Extended Term Loan PropCo and, subject to the “call right” (described below), a fourth priority unsecured guarantee by Notes PropCo and (iii) subject to the “call right”, a fourth priority security interest on the Notes Priority Real Estate Collateral and the equity interests in Notes PropCo. The amendment to the Asset-Based Revolving Credit Facility also includes more restrictive negative covenants substantially consistent with the Amended Term Loan Facility and eliminates or tightens the Company’s and its subsidiaries’ ability to incur debt under certain covenants governing the incurrence of additional indebtedness.

The foregoing summary is not intended to be a complete description and is qualified in its entirety by reference to the full text of the Fourth Amendment to the Revolving Credit Agreement and the Amended and Restated ABL Guarantee and Collateral Agreement, which are attached hereto as Exhibits 10.3 and 10.4, respectively, and are incorporated herein by reference.

Issuance and Offering of New Second Lien Notes.

Concurrently with the consummation of the Extension Amendment and the settlement of the Exchange Offers (as defined below), the Company completed a private offering of New Second Lien Notes in an aggregate principal amount of $550.0 million. The New Second Lien Notes bear interest payable in cash at 8.000% per annum and interest payable in kind at 6.000% per annum and will mature on April 25, 2024. Contemporaneously with the execution of the Transaction Support Agreement, certain consenting holders of the Company’s Existing Notes (as defined below) and the Company’s Sponsors agreed to purchase up to $550.0 million of New Second Lien Notes as set forth in the backstop commitment letter. In consideration for execution of the backstop commitment letter, the Company made backstop commitment payments to such consenting noteholders equal to $27.5 million or 5.000% of the aggregate principal amount of commitments in respect of the New Second Lien Notes.

In connection with the issuance and offering of New Second Lien Notes, the Company entered into an Indenture (the “Second Lien Notes Indenture”), by and among the Company, Mariposa Borrower, Inc., a Delaware corporation and direct, wholly-owned subsidiary of the Company (“Mariposa Borrower”), TNMG LLC and the NMG Subsidiary, as co-issuers (collectively, the “Issuers”), the Guarantors (as defined below) and Ankura Trust Company, LLC, as trustee and collateral agent. The Second Lien Notes Indenture contains covenants that are substantially consistent with the covenants contained in the Existing Indentures (as defined below) but with additional restrictions.

The New Second Lien Notes are secured by collateral that includes (i) a second-priority security interest in the priority collateral under the senior secured term loan facility, (ii) a second-priority security interest in the New Term Priority Assets, (iii) a second-priority interest in certain previously unencumbered real estate interests related to certain full-line Neiman Marcus stores (the “Notes Priority Real Estate Collateral”) and the equity interests of a newly formed special purpose entity and subsidiary of the Company (“Notes PropCo”) formed to hold certain Notes Priority Real Estate Collateral that cannot be mortgaged directly to the collateral agent (subject to a cap on recovery equal to $200.0 million less any amounts recovered against those assets by holders of the New Third Lien Notes issued in connection with the Exchange Offers described herein), (iv) a third-priority security interest in the collateral that secures the Company’s Asset-Based Revolving Credit Facility, and (v) except in certain circumstances, a first-priority security interest in the assets of MYT Holding Co., an indirect wholly-owned subsidiary of Neiman Marcus Group, Inc. that indirectly holds NMG Germany GmbH, which holds and through its subsidiaries operates the MyTheresa business, in each case subject to permitted liens and other exceptions and limitations.

The New Second Lien Notes are fully and unconditionally guaranteed on a senior secured basis by each of the Company’s current and future domestic subsidiaries (other than the Co-Issuers, Notes PropCo and Extended Term Loan PropCo) and, subject to certain exceptions, each of the Company’s future foreign subsidiaries (collectively, the “Guarantors”), subject to the terms of the Collateral Agreement, dated as of June 7, 2019, by and among the Issuers, the Guarantors, and Ankura Trust Company, LLC, as the trustee and collateral agent (the “Second Lien Notes Collateral Agreement”). In addition, MYT Holding Co. will, together with each of its subsidiaries other than NMG Germany GmbH and its subsidiaries (the “MYT Guarantor Entities”), provide a limited guarantee on a senior secured basis up to $200.0 million (the “MYT Limited Guarantee”) pursuant to the Guarantee and Collateral Agreement, by and among MYT Parent Co., the grantors party thereto and Ankura Trust Company, LLC, as trustee and collateral Agent (the MYT Guarantee and Collateral Agreement”).

The Issuers may redeem some or all of the New Second Lien Notes at any time prior to June 7, 2021 at a redemption price equal to 100% of their principal amount plus a make-whole premium, together with accrued and unpaid interest, if any, to, but excluding, the redemption date. The Issuers may redeem some or all of the New Second Lien Notes at any time on or after June 7, 2021 upon payment of a premium that declines ratably over time. If the Issuers experience certain change of control transactions, the Issuers must offer to purchase the New Second Lien Notes at a purchase price equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to (but not including) the date of purchase.

The New Second Lien Notes have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), or the securities laws of any state and may not be offered or sold in the United States absent registration or an exemption from the registration requirements of the Securities Act and applicable state securities laws.

The foregoing summary is not intended to be a complete description of, and is qualified in its entirety by reference to the full text of, the New Second Lien Notes Indenture, the New Second Lien Notes Collateral Agreement and the MYT Guarantee and Collateral Agreement, which are attached hereto as Exhibits 10.5, 10.6 and 99.2, respectively, and are incorporated herein by reference.

Exchange Offers and Consent Solicitations.

On June 7, 2019, simultaneously with the consummation of the Extension Amendment and the issuance of New Second Lien Notes, the Company announced the completion of the private exchange offers and related consent solicitations (the “Exchange Offers”) pursuant to which $879,320,000 principal amount of the Company’s existing unsecured 8.000% Senior Cash Pay Notes due 2021 (the “Cash Pay Notes”) and $599,163,048 principal amount of its existing unsecured 8.750%/9.500% Senior PIK Toggle Notes due 2021 (the “PIK Toggle Notes” and, together with the Existing Cash Pay Notes, the “Existing Notes”) were validly tendered and exchanged for aggregate consideration consisting of $730,534,000 principal amount of 8.000% of New Third Lien Notes due 2024 (the “New 8.000% Third Lien Notes”), $497,849,150 principal amount of 8.750% of New Third Lien Notes due 2024 (the “New 8.750% Third Lien Notes” and, together with the New 8.000% Third Lien Notes, the “New Third Lien Notes”) and 250,000,000 shares of Series A Preferred Stock of MYT Holding Co., par value $0.001 per share (the “Series A Preferred Stock”), with an initial liquidation preference of $1.00 per share. Holders of Existing Notes who executed the Transaction Support Agreement or a joinder thereto by April 6, 2019 received an upfront fee of 100 bps. In connection with the exchange, the Company paid consent fees to the Consenting Noteholders of approximately $14.2 million.

The New Third Lien Notes and MYT Series A Preferred Stock have not been and will not be registered under the Securities Act or the securities laws of any state and may not be offered or sold in the United States absent registration or an exemption from the registration requirements of the Securities Act and applicable state securities laws. This press release does not constitute an offer to sell or the solicitation of an offer to buy any securities of the Company, nor shall there be any sale of the Company’s securities, in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such jurisdiction.

Issuance of Third Lien Notes

The indentures governing the New Third Lien Notes (the “Third Lien Notes Indentures”), dated the Settlement Date, by and among the Issuers, the guarantors thereto, and Wilmington Trust, National Association, as trustee and collateral agent, contain covenants substantially similar to the covenants governing the New Second Lien Notes.  The New 8.000% Third Lien Notes bear interest at an annual rate of 8.000% payable in cash and the New 8.750% Third Lien Notes bear interest at an annual rate of 8.750% payable in cash. Interest on the New Third Lien Notes will be paid on April 15 and October 15 of each year, with the first interest payment to be paid on October 15, 2019.  The New Third Lien Notes will mature on October 25, 2024.

The New Third Lien Notes are secured by collateral (the “Third Lien Notes Collateral”) that includes (i) a first-priority security interest in $200.0 million of the Notes Priority Real Estate Collateral and the equity interests of Notes PropCo, (ii) a third-priority security interest in the New Term Loan Priority Collateral, (iii) a first-priority pledge of 50% of the common equity interests of MYT Holding Co. and (iv) a fourth-priority security interest in the collateral that secures the Company’s Asset-Based Revolving Credit Facility on a first lien basis, in each case subject to permitted liens and other exceptions and limitations. The first-priority security interest in the Notes Priority Real Estate Collateral is subject to a “call right” in favor of the lenders under the Extended Term Loan Agreement to finance the redemption of the New Third Lien Notes, at par, in cash in a principal amount equal to $200.0 million, upon the occurrence and during the continuance of an event of default under the Amended Term Loan Facility, which $200.0 million principal amount shall be treated as additional Extended Term Loans with substantially the same rights and priorities. Accordingly, the liens on the Notes Priority Real Estate Collateral securing the New Third Lien Notes (as well as the New Second Lien Notes), will be subordinated to the liens in favor of the holders of such Extended Term Loans. In addition, the New Third Lien Notes are guaranteed, subject to certain exceptions, by each of the Company’s current and future domestic subsidiaries and future foreign subsidiaries on a senior basis other than the MYT Guarantor Entities.

In connection with the issuance of the New Third Lien Notes, on the Settlement Date, the Issuers entered into a security agreement (the “Third Lien Notes Collateral Agreement”), by and among the Issuers, the Guarantors and Wilmington Trust, National Association, as trustee and collateral agent. Pursuant to the terms of the Third Lien Notes Collateral Agreement, the Issuers and the Guarantors granted to the applicable Collateral Agent, for the benefit of the secured parties named therein, a security interest in, and lien upon, the Third Lien Notes Collateral.

The foregoing summary is not intended to be a complete description and is qualified in its entirety by reference to the full text of the New Third Lien Notes Indentures, which are attached hereto as Exhibits 10.7 and 10.8, and the Third Lien Notes Collateral Agreement, which is attached hereto as Exhibit 10.10, each of which is incorporated herein by reference.

Issuance of Series A Preferred Stock

In connection with the Exchange Offers, on June 4, 2019, MYT Holding Co. filed an Amended and Restated Certificate of Incorporation with the State of Delaware, effective upon its acceptance, authorizing the issuance of Series A Preferred Stock. In addition, MYT Holding Co. filed with the State of Delaware a Certificate of Designation, setting the rights, powers, and obligations of the New Series A Preferred Stock (the “Series A Certificate of Designation”).The Series A Preferred Stock accrues dividends at a rate of 10.000% per annum and will mature on the tenth anniversary of the date the shares of Series A Preferred Stock are first issued to holders thereof. Under the terms of the MYT Series A Preferred Stock, NMG Germany GmbH and its subsidiaries that conduct the operations of MyTheresa (the “MYT Operating Entities”), are subject to certain covenants covering (i) the payment of dividends, (ii) the incurrence of indebtedness and certain liens, (iii) the issuance of equity, and (iv) certain affiliate transactions and business activities, in each case subject to exceptions set forth in the certificate of designation. However, the MYT Operating Entities will not provide any direct guarantees or equity pledges in support of the New Third Lien Notes other than a pledge of the equity (but not the assets) of NMG Germany GmbH. The MYT Operating Entities remain outside of the Company’s credit structure and will continue to operate as a standalone business.

In connection with the issuance of the New Series A Preferred Stock, MYT Parent Co. and MYT Holding Co. entered into a letter agreement (the “MYT Parent Letter Agreement”), dated as of June 7, 2019, as an inducement to the holders of Series A Preferred Stock to enter into the Recapitalization Transactions relating to Company and its affiliates’ outstanding indebtedness and equity interests. The MYT Parent Letter Agreement defines the rights of holders of Series A Preferred Stock to participate in distributions on account of the equity of MYT Holding Co. or the proceeds from a sale of equity interests of the MYT Holdco by Neiman Marcus Group, Inc. or its subsidiaries to any independent third party.

The foregoing summary is not intended to be a complete description of, and is qualified in its entirety by reference to, the Amended and Restated Certificate of Incorporation, the Series A Certificate of Designation and the MYT Parent Letter Agreement, which are attached hereto as Exhibit 99.3, 99.4 and Exhibit 10.9, respectively, and are incorporated herein by reference.

Amendment of the Indentures Governing the Existing Notes

In connection with the Exchange Offers, the Company solicited and received the requisite number of consents from holders of the Existing Notes to adopt certain proposed amendments to the indentures governing the Existing Notes (the “Existing Indentures”) to (i) remove substantially all of the restrictive covenants contained therein and effect certain other changes, (ii) add TNMG LLC and the NMG Subsidiary as co-issuers of each series of Existing Notes so that any remaining Existing Notes not tendered in the applicable Exchange Offer are the joint and several primary obligations of each of the Issuers, (iii) include certain collective action and/or no-action provisions that preclude noteholder action with respect to any rights or remedies with respect to the Transaction Support Agreement and the Recapitalization Transactions, (iv) eliminate certain provisions that prohibit certain consolidations and mergers and (v) eliminate certain events of default and related provisions. Supplemental indentures effecting the amendments relating to the Existing Notes were executed on June 7, 2019 by the Issuers, the Guarantors, Drivetrain Trust Company LLC, as trustee. Following the settlement of the Exchange Offers, approximately $137.3 million aggregate principal amount of the Existing Notes remain outstanding and will be governed by the Existing Indentures, as amended by the supplemental indentures.

The foregoing summary is not intended to be a complete description of, and is qualified in its entirety by reference to, the Second Supplemental Indentures, which are attached hereto as Exhibit 10.10 and 10.11, respectively, and are incorporated herein by reference.

Amendment of the 2028 Debentures Indenture.

On June 7, 2019, concurrently with the consummation of the Recapitalization Transactions, TNMG LLC and the holders of a majority of the outstanding principal amount of the 2028 Debentures (the “Majority 2028 Debenture Holders”), together with the successor trustee thereto, executed a supplemental indenture (the “Third Supplemental Indenture”) to the indenture governing the 2028 Debentures (the “2028 Debentures Indenture”) to, among other things, amend the reporting covenant in the 2028 Debentures Indenture to substantially replicate the reporting requirements previously set forth in the indentures governing the Existing Notes. In addition, as a result of the amendment to the reporting covenant, the Company expects to cease filing periodic reports with the U.S. Securities and Exchange Commission.

Pursuant to the terms of the Third Supplemental Indenture, the 2028 Debentures (i) were secured by “equal and ratable” liens on certain owned real estate properties, real estate ground leases and real estate operating leases of TNMG LLC and its subsidiaries and on shares of capital stock and indebtedness of certain subsidiaries, in each case pari passu with the Extended Term Loans, subject to the terms of the Third Supplemental Indenture, and (ii) received a new second-priority unsecured guarantee from Extended Term Loan PropCo. The Third Supplemental Indenture contains covenants that are substantially consistent with the covenants contained in the 2028 Debentures Indenture but with additional restrictions.

The foregoing summary is not intended to be a complete description and is qualified in its entirety by reference to the full text of the Third Supplemental Indenture, which is attached hereto as Exhibit 10.13 and is incorporated herein by reference.

No Solicitation, No Registration

Neither this Report on Form 8-K nor the attached agreements constitute an offer to purchase or sell any securities or the solicitation of an offer to exchange any securities of the Company, nor will there be any purchase, sale or exchange of any securities in any state or other jurisdiction in which such offer, solicitation or sale or exchange would be unlawful prior to the registration or qualification of any such securities or offer under the securities laws of any such state or other jurisdiction. None of the New Third Lien Notes and the related guarantees, the New Second Lien Notes and related Guarantees or the New Series A Preferred Stock has been registered under the Securities Act, and may not be offered or sold in the United States absent registration or any applicable exemption from registration requirements.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

To the extent required by Item 2.03 of the Form 8-K, the disclosure set forth above under Item 1.01 above is incorporated by reference into this Item 2.03.

Item 9.01. Financial Statements and Exhibits

(d) Exhibits:

Exhibit No.	Description

10.1	Extension Amendment and Amendment No. 2 to Credit Agreement, dated as of June 7, 2019

10.2	Amended and Restated Term Loan Guarantee and Collateral Agreement, dated as of June 7, 2019

10.3	Fourth Amendment to the Revolving Credit Agreement, dated as of June 7, 2019

10.4	Amended and Restated ABL Guarantee and Collateral Agreement, dated as of June 7, 2019

10.5	14.0% Second Lien Notes Indenture, dated as of June 7, 2019

10.6	Second Lien Notes Collateral Agreement, dated as of June 7, 2019

10.7	8.000% Third Lien Notes Indenture, dated as of June 7, 2019

10.8	8.750% Third Lien Notes Indenture, dated as of June 7, 2019

10.9	Letter Agreement, dated as of June 7, 2019

10.10	Third Lien Notes Collateral Agreement, dated as of June 7, 2019

10.11	Second Supplemental Indenture, dated as of June 6, 2019

10.12	Second Supplemental Indenture, dated as of June 6, 2019

10.13	2028 Senior Debentures Third Supplemental Indenture, dated as of June 7, 2019

99.1	Press Release, dated as of June 10, 2019

99.2	Guarantee and Collateral Agreement, dated as of June 7, 2019

99.3	Amended and Restated Certificate of Incorporation of MYT Holding Co., dated as of June 4, 2019

99.4	Certificate of Designation of Cumulative Series A Preferred Stock of MYT Holding Co., dated as of June 6, 2019

99.5	Certificate of Designation of Cumulative Series B Preferred Stock of MYT Holding Co., dated as of June 6, 2019

99.6	Pledge Agreement, dated as of June 7, 2019

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NEIMAN MARCUS GROUP LTD LLC

Date: June 11, 2019	By:	/s/ Tracy M. Preston
	Name:	Tracy M. Preston
	Title:	Senior Vice President, General Counsel, Chief Compliance Officer and Corporate Secretary